Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Global Mofy Metaverse Limited on Post-effective Amendment No.1 to Form F-1 (File No. 333-276277) of our report dated January 31, 2024, with respect to our audits of the consolidated financial statements of Global Mofy Metaverse Limited as of September 30, 2023 and 2022 and for the each of the two years in the period ended September 30, 2023. We also consent to the reference to our Firm under the heading “Experts’ in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 27, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com